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                                                                     Exhibit (5)



                          COOPER TIRE & RUBBER COMPANY
                                701 Lima Avenue
                               Findlay, Ohio 45840


                                September 3, 1999



Cooper Tire & Rubber Company
701 Lima Avenue
Findlay, Ohio  45840

                Re: 15,169,000 Shares of Common Stock, par value $1.00 per share of Cooper Tire & Rubber Company
                    ------------------------------------------------------------


Ladies and Gentlemen:

                  I am Vice President and General Counsel for Cooper Tire & Rubber Company, a Delaware corporation (the "Company"). This opinion is being rendered in connection with the filing by the Company with the Securities and Exchange Commission of a Registration Statement on Form S-4 (the "Registration Statement"). The Registration Statement has been filed for the purpose of effecting the registration under the Securities Act of 1933, as amended (the "Securities Act"), of up to 15,169,000 shares of the Company's authorized but unissued common stock, par value $1.00 per share (the "Common Stock"). The Common Stock will be issued in accordance with the terms and conditions of an Agreement and Plan of Merger, dated July 27, 1999 (the "Merger Agreement") by and among the Company, CTB Acquisition Company and The Standard Products Company, an Ohio corporation ("Standard"), whereby Standard will be merged with and into the Company, with the Company remaining as the surviving corporation (the "Merger").

                  I have examined such documents, records and matters of law as I have deemed necessary for purposes of this opinion, and based thereupon I am of the opinion that the shares of Common Stock that may be issued in connection with the Merger have been duly authorized and, upon the filing of the documents intended to effect the Merger in accordance with the Merger Agreement and the laws of the State of Ohio and the State of Delaware, will be validly issued, fully paid and non-assessable.


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Cooper Tire & Rubber Company
Page 2
September 3, 1999


                  This opinion is subject to the following assumptions:

                  (1) I have assumed that the Merger has been approved by (a) the board of directors of each of Standard and the Company and (b) the requisite number of shares of Standard.

                  (2) I have assumed that the Company will not authorize, issue or reserve for issuance a number of shares of Common Stock which, when added to the number of shares of Common Stock which are the subject of this opinion, would exceed the maximum number of shares of Common Stock authorized by the Company's Certificate of Incorporation.

                  I hereby consent to the filing of this opinion as Exhibit (5) to the Registration Statement filed by the Company to effect registration of the shares of Common Stock under the Securities Act, and to the reference to me under the caption "Legal Matters" in the proxy statement-prospectus constituting a part of such Registration Statement.

                                            Very truly yours,

                                            /s/ Richard D. Teeple

                                            Richard D. Teeple
                                            Vice President and General Counsel